Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc. Reports First Fiscal Quarter 2019 Results

PAOLI, PA., January 31, 2019 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today reported operating results for the first fiscal quarter ended December 31, 2018.    Net income amounted to $2.0 million, or $0.27 per fully diluted common share, for the quarter ended December 31, 2018, compared with net income of $403,000, or $0.06 per fully diluted common share, for the quarter ended December 31, 2017.

Net income for the first quarter of 2019 included additional provision for loan losses expense of $967,000, net of tax, related to the write-down of one commercial loan that was moved from troubled debt restructured (‘TDR’) to other real estate owned (“OREO”), and non-core items, as discussed in detail on page 12. Excluding the additional provision expense and non-core items, net income was $3.2 million, or $0.42 diluted earnings per share, for the three months ended December 31, 2018, as compared to $2.7 million, or $0.41 diluted earnings per share, for the three months ended September 30, 2018, and $1.7 million, or $0.26 diluted earnings per share, for the three months ended December 31, 2017.

The Company recognized a tax expense in our tax provision for the quarter ended December 31, 2017 related to adjusting our deferred tax balance to reflect a change in the federal statutory rate from 35% to 21%, resulting from the Tax Cuts and Jobs Act (“Tax Act”) that was enacted on December 22, 2017. Income tax expense reported for the first three months of the Company’s prior fiscal year gave effect to the change in the tax law which resulted in an increase in income tax expense of $2.0 million during the quarter ended December 31, 2017.

Management believes that core net income, a non-GAAP measure, is important in evaluating the Company’s performance on a more comparable basis between periods. A reconciliation of this and other non-GAAP to GAAP performance measures is included in this earnings release.

Excluding the additional provision expense, first quarter 2019 adjusted annualized return on average assets was 1.10% and adjusted annualized return on average equity was 8.89%. For the quarter ended December 31, 2018, annualized return on average assets was 0.74% and annualized return on average equity was 6.00%.

Anthony C. Weagley, President and CEO, commented on the financial results: “We are pleased with this quarter’s results and the continued success in achieving our strategic plan. We continue to deliver results consistent with our strategic plan. Despite the hurdles experienced during the quarter, Malvern continued to strengthen its balance sheet, grow top line revenue and improve credit quality. While we took on an REO property during the quarter, we see this as a positive step in securing our interest through the deed in lieu process. Acting quickly and gaining control of the asset was critical and should aid in the quick disposal of the asset. Our board and management have the necessary real estate expertise and sense of urgency to effect a quick disposal and are in the process of marketing the property.”

“Our credit quality continues to improve and loan growth remains strong with gross new originations of approximately $65 million during the quarter. As a result of delays, due to the holiday season, approximately $25,0 million of new originations approved in December were pushed into the second fiscal quarter with an additional $50.0 million in new originations currently approved and pending settlement, also expected to close during the second fiscal quarter.    Our pipelines remain strong and are actively growing, consistent with prior periods.”

Joseph Gangemi, Chief Financial Officer of Malvern Bancorp, Inc., added, “We experienced strong deposit growth during the quarter, reflective of our funding strategies and business development efforts. We anticipate these funds being deployed into loans during the second fiscal quarter but will note that carrying the excess cash on our balance sheet had an 11 basis point dampening effect on the margin for the first quarter.”

Highlights for the quarter include:

•

The annualized return on average assets (“ROAA”) was 0.74 percent for the three months ended December 31, 2018, compared to 0.15 percent for the three months ended December 31, 2017, and annualized return on average equity (“ROAE”) was 6.00 percent for the three months ended December 31, 2018, compared with 1.55 percent for the three months ended December 31, 2017. Excluding the additional provision expense, first quarter 2019 adjusted annualized return on average assets was 1.10% and adjusted annualized return on average equity was 8.89%.

•

The Company originated $64.7 million in new loans in the first quarter of fiscal 2019, which was offset in part by $41.9 million in participations, payoffs, prepayments and maturities from its portfolio, resulting in net portfolio growth of $22.8 million over the fourth quarter of fiscal 2018; new loan originations in the first quarter of fiscal 2019 consisted of $51.3 million in commercial loans, $5.6 million in residential mortgage loans, $5.4 million in construction and development loans and $2.4 million in consumer loans.

•

Non-performing assets (“NPAs”) were 0.81 percent of total assets at December 31, 2018, compared to 0.30 percent at September 30, 2018 and 0.24 percent at December 31, 2017. The allowance for loan losses as a percentage of total non-performing loans was 278.4 percent at December 31, 2018, compared to 294.7 percent at September 30, 2018 and 326.1 percent at December 31, 2017.

•	The Company’s ratio of shareholders’ equity to total assets was 12.02 percent at December 31, 2018, compared to 10.72 percent at September 30, 2018, and 9.76 percent at December 31, 2017.

•

Book value per common share amounted to $17.45 at December 31, 2018, compared to $16.84 at September 30, 2018 and $15.70 at December 31, 2017. The efficiency ratio, a non-GAAP measure, was 48.1 percent for the first quarter of fiscal 2019, compared to 58.3 percent for the fourth quarter of fiscal 2018 and 64.0 percent in the first quarter of fiscal 2018.

•

The Company’s total assets increased by $94.5 million at December 31, 2018, compared to September 30, 2018 coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

•

As previously disclosed in the Company’s Form 8-K filed on October 9, 2018, the Company closed an underwritten public offering of shares of our common stock for gross proceeds of $25.0 million and net proceeds of approximately $23.4 million (after deducting the underwriting discount and other estimated offering expenses).

•

The effective tax rate for the first quarter of 2019 decreased to 21.0% from 88.9% for the first quarter of 2018. In the first quarter of fiscal 2018, the Company revised its estimated annual effective rate to reflect a change in the federal statutory rate from 35% to 21%, resulting from the Tax Cuts and Jobs Act that was enacted on December 22, 2017. In addition, we recognized a tax expense in our tax provision for the quarter ended December 31, 2017 related to adjusting our deferred tax balance to reflect the new corporate tax rate. Income tax expense reported for the first three months of fiscal 2018 reflected the effects of the change in the tax law and resulted in an increase in income tax expense of $2.0 million during the quarter ended December 31, 2017. This $2.0 million amount was the result of a reduction of $323,000 in income tax expense for the three-month period ended December 31, 2017 related to the lower corporate rate and a $2.3 million increase related to the application of the newly enacted rates to existing deferred tax assets balances.

Selected Financial Ratios

(unaudited; annualized where applicable)

As of or for the quarter ended :	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Return on average assets (1)	0.74%	1.02%	0.85%	0.77%	0.15%
Return on average equity (1)	6.00%	9.63%	8.40%	7.71%	1.55%
Net interest margin (tax equivalent basis) (2)	2.65%	2.85%	2.75%	2.58%	2.47%
Loans / deposits ratio	110.70%	117.62%	114.46%	102.38%	102.19%
Shareholders’ equity / total assets	12.02%	10.72%	10.25%	9.73%	9.76%
Efficiency ratio (1)	48.1%	58.3%	52.9%	57.9%	64.0%
Book value per common share	$17.45	$16.84	$16.42	$16.03	$15.70

(1)	Annualized.
(2)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

Net interest income was $6.9 million for the three months ended December 31, 2018, increasing $565,000, or 8.9 percent, from $6.4 million for the comparable three-month period in fiscal 2018. Net interest income on a fully tax-equivalent basis, a non-GAAP measure, was $7.0 million for the three months ended December 31, 2018, increasing $565,000, or 8.8 percent, from $6.4 million for the comparable three-month period in fiscal 2018. The change for the three months ended December 31, 2018 primarily was the result of an increase in the average balance of loans, which increased $89.3 million. The net interest spread on an annualized tax-equivalent basis was at 2.40 percent and 2.31 percent for the three months ended December 31, 2018 and 2017, respectively. For the quarter ended December 31, 2018, the Company’s net interest margin on a tax-equivalent basis increased to 2.65 percent as compared to 2.47 percent for the same three-month period in fiscal 2018.

For the three months ended December 31, 2018, total interest income both as reported and on a fully tax-equivalent basis, a non-GAAP measure, increased $1.4 million, or 14.7 percent, to $10.9 million, compared to the three months ended December 31, 2017. Interest income rose in the quarter ended December 31, 2018, compared to the comparable period in fiscal 2017, primarily due to a $89.3 million increase in the average balance of our loans. Total interest expense increased by $836,000, or 26.7 percent, to $4.0 million, for the three months ended December 31, 2018, compared to the same period in fiscal 2018 primarily due to the increase in average rates.

The average cost of funds was 1.76 percent for the quarter ended December 31, 2018 compared to 1.37 percent for the same three-month period in fiscal 2018 and, on a linked sequential quarter basis, increased from 1.60 percent or 16 basis points compared to the fourth quarter of fiscal 2018.

Earnings Summary for the Period Ended December 31, 2018

The following table presents condensed consolidated statements of income data for the periods indicated.

(dollars in thousands, except share and

per share data)

For the quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Net interest income	$6,947	$7,109	$6,976	$6,568	$6,382
Provision for loan losses	1,453	125	589	240	—

Net interest income after provision for loan losses	5,494	6,984	6,387	6,328	6,382
Other income	1,146	429	715	449	1,711
Other expense	4,094	4,437	4,790	4,105	4,471

Income before income tax expense	2,546	2,976	2,312	2,672	3,622
Income tax expense	535	334	69	654	3,219

Net income	$2,011	$2,642	$2,243	$2,018	$403

Earnings per common share
Basic	$0.27	$0.41	$0.35	$0.31	$0.06
Diluted	$0.27	$0.41	$0.35	$0.31	$0.06
Weighted average common shares outstanding:
Basic	7,555,810	6,464,326	6,453,031	6,448,691	6,445,264
Diluted	7,555,969	6,467,628	6,456,048	6,452,246	6,450,513

Other Income

Other income decreased $565,000, or 33.0 percent, during the first quarter of fiscal 2019 compared with the same period in fiscal 2018. The decrease in total other income was due to a $1.2 million decrease in the net gain on sale of real estate, a $49,000 decrease in net gains on sale of loans, partially offset by a $669,000 increase in service charges and other fees, and a $1,000 increase in rental income. The increase in service charges and other fees is primarily due to the recognition of approximately $708,000 of net swap fees through the Bank’s commercial loan hedging program. The primary benefit of the loan hedging program is to eliminate the interest rate risk on long term fixed rate loans while allowing Malvern to compete in the market and offer competitive financing to our clients.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Service charges and other fees	$940	$230	$530	$237	$271
Rental income – other	67	72	63	67	66
Net gains on sale of real estate	—	—	—	—	1,186
Net gains on sale of loans	18	6	3	26	67
Bank-owned life insurance	121	121	119	119	121

Total other income	$1,146	$429	$715	$449	$1,711

Other Expense

Total other expense for the three months ended December 31, 2018, decreased $377,000, or 8.4 percent, when compared to the quarter ended December 31, 2017. The decrease was primarily due to a $289,000 decrease in professional fees, a $49,000 decrease in other operating expense, a $24,000 decrease in data processing expense, a $24,000 decrease in advertising expense, a $23,000 decrease in occupancy expense, and a $7,000 decrease in federal deposit insurance premium, partially offset by a $18,000 increase in salaries and employee benefits, and a $21,000 increase in net other real estate owned expense. The decrease in professional fees was primarily due to lower legal expense. The increase in salaries and employee benefits primarily reflects higher compensation to officers and employees to support overall franchise growth.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Salaries and employee benefits	$2,008	$2,178	$2,024	$2,001	$1,990
Occupancy expense	539	570	577	586	562
Federal deposit insurance premium	69	71	76	75	76
Advertising	30	30	30	38	54
Data processing	254	279	274	267	278
Professional fees	499	565	1,088	450	788
Net other real estate owned expense	21	—	—	—	—
Other operating expenses	674	744	721	688	723

Total other expense	$4,094	$4,437	$4,790	$4,105	$4,471

Income Taxes

The Company recorded $535,000 in income tax expense during the three months ended December 31, 2018 compared to $3.2 million in income tax expense during the three months ended December 31, 2017. The effective tax rates for the Company for the three months ended December 31, 2018 and 2017 were 21.0 percent and 88.9 percent, respectively. In the first quarter of fiscal 2018, the Company revised its estimated annual effective rate to reflect a change in the federal statutory rate from 34% to 21%, resulting from the Tax Cuts and Jobs Act that was enacted on December 22, 2017.

Statement of Condition Highlights at December 31, 2018

Highlights as of December 31, 2018, included:

•

Balance sheet strength, with total assets amounting to $1.1 billion at December 31, 2018, increasing $94.5 million, or 9.1 percent, compared to September 30, 2018 coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

•	The Company’s gross loans were $933.4 million at December 31, 2018, increasing $22.8 million, or 2.5 percent, from September 30, 2018.

•	Total investments were $48.6 million at December 31, 2018, a decrease of $5.8 million, or 10.7 percent, compared to September 30, 2018.

•	Deposits totaled $843.2 million at December 31, 2018, an increase of $69.0 million, or 8.9 percent, compared to September 30, 2018.

•	Federal Home Loan Bank (FHLB) advances totaled $118.0 million at December 31, 2018 and September 30, 2018.

•	Subordinated debt totaled $24.5 million at December 31, 2018 and September 30, 2018.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)
(in thousands)
At quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Cash and due from depository institutions	$1,377	$1,563	$1,447	$1,566	$1,636
Interest bearing deposits in depository institutions	98,499	29,271	45,934	120,144	127,006
Investment securities, available for sale, at fair value	19,231	24,298	34,348	44,341	44,503
Investment securities held to maturity	29,323	30,092	31,004	33,052	33,893
Restricted stock, at cost	9,493	8,537	8,781	8,583	5,930
Loans receivable, net of allowance for loan losses	924,639	902,136	893,355	837,314	806,764
Other real estate owned	5,796	—	—	—	—
Accrued interest receivable	3,724	3,800	3,571	3,583	3,344
Property and equipment, net	7,067	7,181	7,240	7,357	7,374
Deferred income taxes, net	3,367	3,195	3,920	3,713	3,791
Bank-owned life insurance	19,524	19,403	19,282	19,163	19,045
Other assets	6,452	4,475	4,693	4,500	3,872

Total assets	$1,128,492	$1,033,951	$1,053,575	$1,083,316	$1,057,158

Deposits	$843,200	$774,163	$787,932	$825,569	$797,099
FHLB advances	118,000	118,000	123,000	118,000	118,000
Other short-term borrowings	—	2,500	2,500	2,500	5,000
Subordinated debt	24,500	24,461	24,421	24,382	24,342
Other liabilities	7,113	4,004	7,749	7,503	9,521
Shareholders’ equity	135,679	110,823	107,973	105,362	103,196

Total liabilities and shareholders’ equity	$1,128,492	$1,033,951	$1,053,575	$1,083,316	$1,057,158

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Demand:
Non-interest bearing	$39,734	$41,677	$48,296	$38,444	$45,756
Interest-bearing	261,025	184,073	198,410	190,602	161,278
Savings	44,438	44,642	44,629	44,716	41,631
Money market	253,436	270,834	276,807	293,813	293,674
Time	244,567	232,937	219,790	257,994	254,760

Total deposits	$843,200	$774,163	$787,932	$825,569	$797,099

Loans

Total net loans amounted to $924.6 million at December 31, 2018 compared to $902.1 million at September 30, 2018, for a net increase of $22.5 million or 2.5 percent for the period. The allowance for loan losses amounted to $9.2 million and $9.0 million at December 31, 2018 and September 30, 2018, respectively. Average loans during the first quarter of fiscal 2019 totaled $912.3 million as compared to $822.9 million during the first quarter of fiscal 2018, representing a 10.9 percent increase.

At the end of the first quarter of fiscal 2019, the loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 69.6 percent and single-family residential real estate loans accounting for 21.7 percent of the loan portfolio. Construction and development loans amounted to 5.2 percent and consumer loans represented 3.5 percent of the loan portfolio at such date. Total gross loans increased $22.8 million, to $933.4 million at December 31, 2018 compared to $910.6 million at September 30, 2018. The increase in the loan portfolio at December 31, 2018 compared to September 30, 2018, primarily reflected an increase of $18.6 million in commercial loans, a $5.1 million increase in residential mortgage loans, a $1.6 million increase in construction and development loans partially offset by a $2.5 million reduction in consumer loans at December 31, 2018 as compared to September 30, 2018.

For the quarter ended December 31, 2018, the Company originated total new loan volume of $64.7 million, which was offset by loan payoffs of $16.8 million, prepayments totaling $13.1 million, and amortization of $12.0 million.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited) (in thousands) At quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Residential mortgage	$202,306	$197,219	$192,901	$184,318	$186,831
Construction and Development:
Residential and commercial	41,140	37,433	39,845	35,213	34,627
Land	7,180	9,221	15,565	21,727	18,599

Total construction and development	48,320	46,654	55,410	56,940	53,226
Commercial:
Commercial real estate	508,448	493,929	477,584	445,995	427,610
Farmland	12,054	12,066	12,058	12,069	1,711
Multi-family	44,989	45,102	45,204	32,608	32,716
Other	84,236	80,059	82,856	75,368	71,933

Total commercial	649,727	631,156	617,702	566,040	533,970
Consumer:
Home equity lines of credit	14,484	14,884	14,446	15,538	16,811
Second mortgages	16,674	18,363	19,063	19,960	21,304
Other	1,915	2,315	2,311	2,404	2,435

Total consumer	33,073	35,562	35,820	37,902	40,550

Total loans	933,426	910,591	901,833	845,200	814,577
Deferred loan costs, net	460	566	546	579	624
Allowance for loan losses	(9,247)	(9,021)	(9,024)	(8,465)	(8,437)

Loans Receivable, net	$924,639	$902,136	$893,355	$837,314	$806,764

At December 31, 2018, the Company had $140.8 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. The Company’s current “Approved, Accepted but Unfunded” pipeline at December 31, 2018 included approximately $81.0 million in commercial and construction loans and $3.0 million in residential mortgage loans expected to fund over the following the quarter.

Asset Quality

Non-accrual loans were $2.6 million at December 31, 2018 a decrease of $125,000 or 4.7 percent, as compared to $2.7 million at September 30, 2018. OREO was $5.8 million at December 31, 2018 and zero at September 30, 2018. TDR loans were $12.2 million at December 31, 2018 and $18.6 million at September 30, 2018. As previously disclosed in the Company’s Annual Report on Form 10-K filed on December 14, 2018, one TDR with an aggregate outstanding balance of approximately $7.0 million ceased to perform under modified terms and as a result the Company accepted a deed in lieu.

At December 31, 2018, $718,000 of loans past due greater than 90 days and still accruing is attributed to one residential mortgage. Malvern Bank had a promise of repayment at quarter end December 31,2018 for the beginning of January. On January 4, 2019 the Bank received three payments for the loan bringing the loan under 30 days delinquent for principal and interest due. Net of this loan, non-performing loans would have been $2.6 million or a reduction of approximately 15 percent.

At December 31, 2018, non-performing assets totaled $9.1 million, or 0.81 percent of total assets, as compared with $3.1 million, or 0.30 percent of total assets, at September 30, 2018. The increase in non-performing assets at December 31, 2018 compared to September 30, 2018 was primarily due to the transfer to OREO of one commercial real estate loan in the amount of $5.8 million. The portfolio of non-accrual loans at December 31, 2018 was comprised of fourteen residential real estate loans with an aggregate outstanding balance of approximately $1.8 million, one commercial real estate loan with an outstanding balance of $520,000, and eleven consumer loans with an aggregate outstanding balance of approximately $260,000.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited) As of or for the quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Non-accrual loans(1)	$2,562	$2,687	$2,023	$2,129	$2,242
Loans 90 days or more past due and still accruing	759	374	1,338	475	345

Total non-performing loans	3,321	3,061	3,361	2,604	2,587
Other real estate owned	5,796	—	—	—	—

Total non-performing assets	$9,117	$3,061	$3,361	$2,604	$2,587

Performing troubled debt restructured loans	$12,164	$18,640	$18,693	$18,666	$2,222

Non-performing assets / total assets	0.81%	0.30%	0.32%	0.24%	0.24%
Non-performing loans / total loans	0.36%	0.34%	0.37%	0.31%	0.32%
Net charge-offs (recoveries)	$1,227	$128	$30	$212	$(32)
Net charge-offs (recoveries) / average loans(2)	0.54%	0.06%	0.01%	0.10%	(0.02)%
Allowance for loan losses / total loans	0.99%	0.99%	1.00%	1.00%	1.04%
Allowance for loan losses / non-performing loans	278.4%	294.7%	268.5%	325.1%	326.1%
Total assets	$1,128,492	$1,033,951	$1,053,575	$1,083,316	$1,057,158
Total gross loans	933,426	910,591	901,833	845,200	814,577
Average loans	912,259	908,962	864,348	827,483	822,941
Allowance for loan losses	9,247	9,021	9,024	8,465	8,437

(1)	23 loans totaling approximately $2.0 million, or 78.3% of the total non-accrual loan balance, were making payments at December 31, 2018.
(2)	Annualized.

The allowance for loan losses at December 31, 2018 amounted to approximately $9.2 million, or 0.99 percent of total loans, compared to $9.0 million, or 0.99 percent of total loans, at September 30, 2018. The Company had a $1.5 million provision for loan losses during the quarter ended December 31, 2018 compared to $125,000 for the quarter ended September 30, 2018. Provision expense was higher during the first quarter fiscal 2019 due primarily to the write-down of one commercial loan that was moved from TDR to OREO and continued growth in the loan portfolio during the quarter. At the same time the Company added a new qualitative factor, defined as Regulatory Oversight, to its allowance methodology to address the difference in the required allowance based on asset quality and the directionally consistent level of the allowance. Unique to the other factors, this is a single calculation figure which is subsequently applied to the loan portfolio by loan type (Commercial, Residential and Consumer) based upon the percent of each to total loans. It is derived from a review of a peer group consisting of 10 banks with similar asset size within the same general geographic area of Malvern Bank. This new factor amounted for an additional $390,000 added to the provision for the period.

Capital

At December 31, 2018, our total shareholders’ equity amounted to $135.7 million, or 12.02 percent of total assets, compared to $110.8 million at September 30, 2018. The Company’s book value per common share increased to $17.45 at December 31, 2018, compared to $16.84 at September 30, 2018. At December 31, 2018, the Bank’s common equity tier 1 ratio was 15.54 percent, tier 1 leverage ratio was 13.35 percent, tier 1 risk-based capital ratio was 15.54 percent and the total risk-based capital ratio was 16.55 percent. At September 30, 2018, the Bank’s common equity tier 1 ratio was 15.09 percent, tier 1 leverage ratio was 12.71 percent, tier 1 risk-based capital ratio was 15.09 percent and the total risk-based capital ratio was 16.13 percent. At December 31, 2018, the Bank was in compliance with all applicable regulatory capital requirements.

As previously disclosed in the Company’s Form 8-K filed on October 9, 2018, the Company closed an underwritten public offering of shares of our common stock for gross proceeds of $25.0 million and net proceeds of approximately $23.4 million (after deducting the underwriting discount and other estimated offering expenses).

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s net income is presented in the table below including non-core income and expense items.

(in thousands) For the quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Net income as reported under GAAP	$2,011	$2,642	$2,243	$2,018	$403
Non-core items, net of tax:
Tax Act related expenses(1)	—	—	—	—	2,000
Prior period restatement costs(2)	—	—	667	—	—
Audit expenses(3)	110	—	—	—	—
Net gains on sale of real estate(4)	—	—	—	—	(787)
Other(5)	100	15	24	32	48

Core net income, non-GAAP	$2,221	$2,657	$2,934	$2,050	$1,664

Earnings per common share:
Diluted	$0.29	$0.41	$0.45	$0.32	$0.26
Weighted average common shares outstanding:
Diluted	7,555,969	6,467,628	6,456,048	6,452,246	6,450,513

(1)

The Company recognized a tax expense in our tax provision for the quarter ended December 31, 2017 related to adjusting our deferred tax balance to reflect a change in the federal statutory rate from 35% to 21%, resulting from the Tax Act that was enacted on December 22, 2017. Income tax expense reported for the first three months of the Company’s prior fiscal year gave effect to the change in the tax law which resulted in an increase in income tax expense of $2.0 million during the quarter ended December 31, 2017.

(2)	Non-core items for the quarter ended June 30, 2018 consisted of additional legal and accounting fees arising out of matters pertaining to prior period restatements.
(3)

Non-core items for the quarter ended December 31, 2018 consisted of expenses arising out of the dismissal of the Company’s Certifying Accountant, as previously announced in the Company’s Form 8-K filed on July 9, 2018, which required issuance of consent on previously audited consolidated financial statements.

(4)	Sale of Exton, PA branch.
(5)	Included in non-core items such as accelerated payoff and non-accrual interest amounts.

The Company’s other income is presented in the table below excluding net gains on sale of real estate. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands) For the quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Other income as reported under GAAP	$1,146	$429	$715	$449	$1,711
Less: Net gains on sale of real estate	—	—	—	—	1,186

Other income, excluding net gains on sale of real estate, non-GAAP	$1,146	$429	$715	$449	$525

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands) For the quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Other expense as reported under GAAP	$4,094	$4,437	$4,790	$4,105	$4,471
Less: non-core items(1)	139	—	688	—	—

Other expense, excluding non-core items, non-GAAP	$3,955	$4,437	$4,102	$4,105	$4,471

Net interest income (tax equivalent basis), non-GAAP	$6,958	$7,172	$7,021	$6,597	$6,393
Non-core items(2)	127	16	25	43	72

Net interest income (tax equivalent basis), excluding non-core items, non-GAAP	7,085	7,188	7,046	6,640	6,465

Other income, excluding net gains on sale of real estate, non-GAAP	1,146	429	715	449	525

Total	$8,231	$7,617	$7,761	$7,089	$6,990

Efficiency ratio, non-GAAP	48.1%	58.3%	52.9%	57.9%	64.0%

(1)

Non-core items for the quarter ended December 31, 2018 consisted of expenses arising out of the dismissal of the Company’s Certifying Accountant, as previously announced in the Company’s Form 8-K filed on July 9, 2018, which required issuance of consent on previously audited consolidated financial statements. Non-core items for the quarter ended June 30, 2018 consisted of additional legal and accounting fees arising out of matters pertaining to prior period restatements. The Company believes these adjustments are helpful to provide insight into core operating results as a means to evaluate comparative results.

(2)	Included in non-core items such as accelerated payoff and non-accrual interest amounts.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Efficiency ratio on a GAAP basis	50.6%	58.9%	62.3%	58.5%	55.2%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 35% to 21%, resulting from the enactment of the Tax Cuts and Jobs Act of 2017. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 24.5% for the current period and 34% for each of the prior periods presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands) For the quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Net interest income (GAAP)	$6,947	$7,109	$6,976	$6,568	$6,382
Tax-equivalent adjustment(1)	11	63	45	29	11

TE net interest income, non-GAAP	$6,958	$7,172	$7,021	$6,597	$6,393
Net interest income margin (GAAP)	2.65%	2.82%	2.73%	2.57%	2.46%

Tax-equivalent effect	—	0.03	0.02	0.01	0.01

Net interest margin (TE), non-GAAP	2.65%	2.85%	2.75%	2.58%	2.47%

(1)	Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands) For the quarter ended:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Investment securities	$53,882	$64,848	$75,932	$77,961	$59,453
Loans	912,259	908,962	864,348	827,483	822,941
Allowance for loan losses	(8,638)	(9,077)	(8,589)	(8,426)	(8,419)
All other assets	123,643	72,535	120,730	157,126	194,017

Total assets	1,081,146	1,037,268	1,052,421	1,054,144	1,067,992

Non-interest bearing deposits	$40,420	$43,330	$45,124	$40,034	$42,760
Interest-bearing deposits	758,813	732,489	746,341	754,820	766,105
FHLB advances	116,859	118,326	118,121	118,000	118,000
Other short-term borrowings	761	2,522	2,555	4,945	5,000
Subordinated debt	24,483	24,440	24,399	24,360	24,322
Other liabilities	5,750	6,457	9,072	7,283	8,086
Shareholders’ equity	134,060	109,704	106,809	104,702	103,719

Total liabilities and shareholders’ equity	$1,081,146	$1,037,268	$1,052,421	$1,054,144	$1,067,992

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, a national bank that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania, Palm Beach, Florida, and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also operates a representative office in Montchanin, Delaware and recently announced a new Private Banking Office in West Chester Pennsylvania. Its primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

This press release contains certain forward looking statements including the statements regarding the speed of disposing of REO property, growth in the Company’s loan pipeline and the rapidity of deploying deposits into loans. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., changes in the securities markets and other risk factors disclosed by the Company in its filings with the Securities and Exchange Commission. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data) (unaudited)	December 31, 2018	September 30, 2018
ASSETS
Cash and due from depository institutions	$1,377	$1,563
Interest bearing deposits in depository institutions	98,499	29,271

Total cash and cash equivalents	99,876	30,834
Investment securities available for sale, at fair value (amortized cost of $19,768 and $24,804 at December 31, 2018 and September 30, 2018, respectively)	19,231	24,298
Investment securities held to maturity (fair value of $28,532 and $28,968 at December 31, 2018 and September 30, 2018, respectively)	29,323	30,092
Restricted stock, at cost	9,493	8,537
Loans receivable, net of allowance for loan losses	924,639	902,136
Other real estate owned	5,796	—
Accrued interest receivable	3,724	3,800
Property and equipment, net	7,067	7,181
Deferred income taxes, net	3,367	3,195
Bank-owned life insurance	19,524	19,403
Other assets	6,452	4,475

Total assets	$1,128,492	$1,033,951

LIABILITIES
Deposits:
Non-interest bearing	$39,734	$41,677
Interest-bearing	803,466	732,486

Total deposits	843,200	774,163
FHLB advances	118,000	118,000
Other short-term borrowings	—	2,500
Subordinated debt	24,500	24,461
Advances from borrowers for taxes and insurance	2,142	1,305
Accrued interest payable	1,251	784
Other liabilities	3,720	1,915

Total liabilities	992,813	923,128
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, issued and outstanding: 7,774,594 shares at December 31, 2018 and 6,580,879 shares at September 30, 2018	66	66
Additional paid in capital	84,493	61,099
Retained earnings	52,423	50,412
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,302)	(1,338)
Accumulated other comprehensive (loss) income	(1)	584

Total shareholders’ equity	135,679	110,823

Total liabilities and shareholders’ equity	$1,128,492	$1,033,951

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,
(in thousands, except for share and per share data) (unaudited)	2018	2017
Interest and Dividend Income
Loans, including fees	$10,095	$8,701
Investment securities, taxable	251	230
Investment securities, tax-exempt	61	65
Dividends, restricted stock	133	69
Interest-bearing cash accounts	372	446

Total Interest and Dividend Income	10,912	9,511

Interest Expense
Deposits	2,944	2,155
Short-term borrowings	5	19
Long-term borrowings	633	563
Subordinated debt	383	392

Total Interest Expense	3,965	3,129

Net interest income	6,947	6,382
Provision for Loan Losses	1,453	—

Net Interest Income after Provision for Loan Losses	5,494	6,382

Other Income
Service charges and other fees	940	271
Rental income-other	67	66
Net gains on sale of real estate	—	1,186
Net gains on sale of loans, net	18	67
Earnings on bank—owned life insurance	121	121

Total Other Income	1,146	1,711

Other Expense
Salaries and employee benefits	2,008	1,990
Occupancy expense	539	562
Federal deposit insurance premium	69	76
Advertising	30	54
Data processing	254	278
Professional fees	499	788
Net other real estate owned expense	21	—
Other operating expenses	674	723

Total Other Expense	4,094	4,471

Income before income tax expense	2,546	3,622
Income tax expense	535	3,219

Net Income	$2,011	$403

Earnings per common share
Basic	$0.27	$0.06
Diluted	$0.27	$0.06
Weighted Average Common Shares Outstanding
Basic	7,555,810	6,445,264
Diluted	7,555,969	6,450,513

MALVERN BANCORP, INC AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for ratios, non-financial data and share and per share data) (annualized where applicable) (unaudited)	12/31/2018	9/30/2018	12/31/2017
Statements of Operations Data
Interest income	$10,912	$10,617	$9,511
Interest expense	3,965	3,508	3,129

Net interest income	6,947	7,109	6,382
Provision for loan losses	1,453	125	—

Net interest income after provision for loan losses	5,494	6,984	6,382
Other income	1,146	429	1,711
Other expense	4,094	4,437	4,471

Income before income tax expense	2,546	2,976	3,622
Income tax expense	535	334	3,219

Net income	$2,011	$2,642	$403
Earnings (per Common Share)
Basic	$0.27	$0.41	$0.06
Diluted	$0.27	$0.41	$0.06
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$19,231	$24,298	$44,503
Investment securities held to maturity (fair value of $28,532, $28,968 and $33,291)	29,323	30,092	33,893
Loans, net of allowance for loan losses	924,639	902,136	806,764
Total assets	1,128,492	1,033,951	1,057,836
Deposits	843,200	774,163	797,099
FHLB advances	118,000	118,000	118,000
Short-term borrowings	—	2,500	5,000
Subordinated debt	24,500	24,461	24,342
Shareholders’ equity	135,679	110,823	103,196
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	7,555,810	6,464,326	6,445,264
Diluted	7,555,969	6,467,628	6,450,513
Operating Ratios
Return on average assets	0.74%	1.02%	0.15%
Return on average equity	6.00%	9.63%	1.55%
Average equity / average assets	12.40%	10.58%	9.71%
Book value per common share (period-end)	$17.45	$16.84	$15.70
Non-Financial Information (Period-End)
Common shareholders of record	402	405	422
Full-time equivalent staff	87	85	85